EXHIBIT 99.1

NATIONAL HEALTHCARE CORPORATION

NOTICE OF REDEMPTION

SERIES A CONVERTIBLE PREFERRED STOCK

CUSIP No. 635906 209

Ladies and Gentlemen:

Notice is hereby given that National HealthCare Corporation (the “Company”) has elected to redeem all of its outstanding Series A Convertible Preferred Stock (the “Preferred Stock”) pursuant to Section 5 of the Certificate of Designations of the Preferred Stock (the “Certificate of Designations”).

If the Preferred Stock has not been converted into the Company's common stock before

November 2, 2015, the Preferred Stock will be redeemed on November 3, 2015 (the “Redemption Date”) for cash at a redemption price equal to $15.75 per share.  In addition to the $15.75 per share, you will also receive an amount in cash equal to all accrued but unpaid or accumulated dividends, at a rate of $0.04 per share, for a total of $15.79 per share (the “Redemption Price”).  Payment of the Redemption Price for the Preferred Stock will be made on or after the Redemption Date upon presentation and surrender to Computershare Trust Company, N.A. (the “Redemption Agent”) of certificates representing shares of Preferred Stock at the address set forth below.

On and after the Redemption Date, distributions will cease to accumulate on the shares of the

Preferred Stock (unless the Company defaults in the payment of the Redemption Price).  Additionally, on and after the Redemption Date, the Preferred Stock will no longer be deemed outstanding, and all rights with respect thereto will cease and terminate, except the right of holders thereof to receive payment of the Redemption Price, without interest, upon presentation and surrender of certificates representing the shares of the Preferred Stock or by complying with the applicable procedures of the Depository Trust Company on or after the Redemption Date.

Beneficial Owners. Only a registered holder of shares of Preferred Stock may surrender

Preferred Stock for redemption. Any beneficial owner whose shares of Preferred Stock are registered in the name of his broker, dealer, commercial bank trust company or other nominee should contact the registered holder promptly and instruct the registered holder to execute and deliver this Letter on the beneficial owner’s behalf.

Additional Redemption Terms. If  you currently hold certificate(s) representing shares of

Preferred Stock, those certificate(s) MUST BE RETURNED in order to be redeemed. Payment of the Redemption Price will be made upon your satisfactory execution of the Letter of Transmittal (the “Letter”) and the presentation and surrender for payment of your shares of Preferred Stock to the Redemption Agent, by effecting book entry transfer of your shares of Preferred Stock. A holder of shares of Preferred Stock will not be entitled to receive the Redemption Price until the certificate(s) representing such holder’s shares and a completed copy of this Letter are delivered to the Redemption Agent at the address indicated in this notice.

The method of delivery of the redeemed Preferred Stock to the Redemption Agent is at your option and risk, but, if mail is used, registered mail is suggested.

We highly recommend that you review the Certificate of Designations for complete information regarding the rights of the Series A Convertible Preferred Stock.  Questions regarding redemption of the Preferred Stock or the procedures therefor may be referred to the Redemption Agent at the address and telephone number below:

Computershare Trust Company, N.A.

Attention: Corporate Actions 250 Royall Street Canton, MA 02021

1-855-396-2084 (1-781-575-2765 outside the United States and Canada)

In lieu of redemption, at any time prior to 5:00 p.m. (ET) on November 2, 2015 , holders of

Preferred Stock may convert any or all of their shares of Preferred Stock into shares of the Company’s Common Stock, $0.01 par value per share (the “Common Stock”).  Holders electing to convert will receive 0.24204 shares of Common Stock for each share of Preferred Stock, together with the cash payable with respect to fractional shares.  However, no payments with respect to accrued and unpaid dividends will be made with respect to such converted shares, and all rights to previously accumulated and unpaid dividends shall instead be forfeited upon conversion.

National HealthCare Corporation

Sr. VP, General Counsel & Secretary

October 2, 2015

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